Gemini Fund Services, LLC
450 Wireless Boulevard
Hauppauge, NY 11788

February 26, 2009

Dunham Funds
Attn: Jeffrey Dunham, President
Dunham Monthly Distribution Fund
ADDRESS

Custody Administration Agreement

Dear Mr. Dunham:

This will confirm the understanding and agreement (the "Agreement") between the Dunham Monthly Distribution Fund (the "Fund"), a series of Dunham Funds (the "Trust") and Gemini Fund Services, LLC ("GFS"), (collectively, the "Parties"), with respect to GFS's provision of custody administration services (as "Custody Administrator") to the Fund.

1. GFS is a Nebraska limited liability company and is in the business of providing services to, among others, investment companies registered under the Investment Company Act of 1940, as amended (the "Act").

2. The Trust, on behalf of the Fund, has engaged Citibank as its custodian pursuant to a separate written custodial agreement that has been provided to GFS (the "Custody Agreement") and the Fund hereby retains GFS to provide certain custodial administrative services.

3. GFS does not qualify as a custodian pursuant to the Act and is not providing custody services pursuant to the terms of this Agreement. GFS, however, is in a position to provide services related to the custody arrangement between Citibank and the Trust, and with respect to the Fund only, shall (i) provide the custody administration services outlined in **Schedule A** attached hereto, as may be amended by the Parties from time to time, and (ii) arrange for the billing and collection of all fees with respect to all custodial services provided to the Fund. The services described on **Schedule A** are not intended to be, and do not, rise to the level of custodial services and no inference to the contrary shall be drawn therefrom.

4. GFS shall ensure all fees and expenses of the Fund under the Custody Agreement are promptly paid. All fees and expenses paid by GFS must be approved by an officer of the Trust prior to payment. For services provided hereunder, the Fund shall pay GFS a fee as set forth on **Schedule B**. The fees shall be paid to GFS at the same time the fees are paid to Citibank under the Custody Agreement.

5. This Agreement shall commence and remain in effect for the term of the Custody Agreement; however, the Trust's Board of Trustees may elect to terminate this Agreement at any time upon 60 days' prior written notice to GFS.

6. Each Party represents that it has authority to enter into this Agreement and that the execution hereof is validly authorized by all necessary action on the part of the Fund and GFS.

7. In connection with execution and performance of this Agreement, the Fund and GFS understand and agree that neither shall be deemed to be an agent or employee of the other party.

8. GFS shall perform all its services hereunder in a prompt and responsible manner and shall perform its services according to industry standards. Each party shall be liable to the other for its own acts or omissions; however, neither shall be liable to the other for any special, consequential, or indirect damages, regardless of the form of action or the nature of the claim.

9. Notices given pursuant to this Agreement shall be (a) in writing, (b) deemed to have been given upon receipt, including receipt by facsimile or email, and (c) sent to GFS at its address written above to the attention of Jim Colantino, Assistant Treasurer of the Fund, and to the Fund at its address written above to the attention of Denise Iverson, Treasurer of the Fund, or such other address as either party may specify in a written notice.

10. Neither the Fund nor GFS shall use the other party's name in any advertisement, promotion, promotional materials, news articles, press releases, or any other written documents of any kind intended for external use, without the express prior written consent of the other party.

11. Each Party shall treat all proprietary information of the other party as confidential, safeguard such information it in the same way that it safeguards its own confidential information and shall not authorize the disclosure of the same without the consent of the other party.

12. It is agreed that; (a) this Agreement will be governed by and construed in accordance with the laws of the State of Nebraska, (b) this Agreement, together with its schedules constitutes the entire understanding between the Fund and GFS on the subject matter hereof; (c) no waiver or modification of the terms hereof shall be valid unless in writing and signed by both the Fund and GFS; (d) this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; including in the case of the Fund any entity with which, or into which, the Fund may merge, or any entity acquiring all, or substantially all, of the assets of the Fund; (e) this Agreement shall not be assignable by either party without the prior written consent of the other party, except pursuant to subsection (d) hereof; and (f) this Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

Please indicate your agreement to the terms of this Agreement by signing one copy in the space provided and returning it to the undersigned.

GEMINI FUND SERVICES, LLC

By: ___________________________ Date: 3/5/09

Name: Andrew B. Rogers
Title: President

DUNHAM MONTHLY DISTRIBUTION FUND

___________________________ Date: ___________________

Name: Jeffrey Dunham
Title: President

SCHEDULE A

Custody Administration Services

As Custody Administrator, GFS shall:

a) input and verify portfolio trades

b) monitor pending and failed security trades

c) coordinate communications between brokers and Fund to resolve any operation problems

d) advise the Trust of any corporate action information, address and follow up on any dividend or interest discrepancies

e) process the Trusts' expenses

f) interface with the accounting services provider and the transfer agent to research and resolve Custody cash problems

g) provide daily and monthly reports

h) affirm portfolio trades

SCHEDULE B

Fee Schedule

$300.00 per month